ORPC

Invest $110.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc.

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Introducing ORPC

Ocean Renewable Power Company, Inc. (ORPC or Company) is at the forefront of two of the most significant opportunities in the electricity industry today—a worldwide demand for renewable energy and a dramatic shift away from central power grids to smaller, more secure, and reliable grids powered by renewable energy. In both cases, ORPC has positioned itself as an innovator in providing renewable energy solutions based on power systems fueled by water currents packaged with smart microgrid and energy storage technology. ORPC management believes marine renewable energy (MRE) power systems have significant advantages over other renewable energy technologies because they generate emission-free electricity at predictable levels without the viewshed and land use issues that come with other renewables, such as wind and solar. ORPC MRE power systems combined with smart microgrid technology can turn local river, tidal, and ocean currents into a comprehensive energy solution for both remote off-grid communities and urban communities.

ORPC estimates the total addressable global MRE market (excluding wave) is 433 gigawatts (GW). Of this total, ORPC estimates that 46 GW with a revenue potential of $478 billion is addressable today with ORPC technology. Water current resources exist in every region of the world in the form of river, tidal, and offshore ocean currents that can potentially be tapped using ORPC proprietary technology. ORPC management believes the Company has taken a leadership position in the early adopter, high cost islanded community market in North America. This 1.5 GW - $16 billion market currently gets electricity from very high-cost diesel generators ($0.30 to $1.30/kWh) that create substantial noise, environmental risk, and emissions issues. These communities and industrial facilities are actively looking for sustainable and comprehensive energy alternatives.

ORPC MRE power systems are built around ORPC's patented core technology, the turbine generator unit or TGU. This truly unique and adaptable technology platform uses multiple advanced design cross-flow turbines to power an underwater permanent magnet generator, all connected by a single driveshaft. This direct drive, mechanically simple arrangement eliminates high maintenance underwater gears and has a low vertical profile, making sites with as little as 5 meters of water depth suitable for power generation. ORPC has developed two commercial products using the TGU—RivGen® Power System for rivers and a suite of TidGen® Power Systems for tidal and ocean current applications.

ORPC management believes the Company is in a market leadership position that has been created by years of successful continuous innovation and technology demonstrations proven in eleven deployments in both river and tidal applications. This market position is further bolstered by collaborative relationships developed with early adopter customers, regulatory agencies, leading technology and research institutions, and industry partners. ORPC's celebrated business model of inclusion and collaboration with communities creates local environmental and economic benefits, resulting in strong customer loyalty. Of critical importance, ORPC power systems have been determined to have "no adverse environmental impacts" by many federal and state regulatory agencies. ORPC management believes the Company's protected intellectual property and know-how, in conjunction with strong community, regulatory, and industry relationships, and continuous new product development and improvement, are formidable barriers that will protect ORPC's leadership position well into the future.

With proven, proprietary technology, an immediate 46 GW market at its doorstep and a growing pipeline of customers, ORPC is pivoting from a technology and market innovator to a highly profitable marketing, sales, and services company. ORPC management believes the Company will achieve high growth revenues and profitability through the sales of MRE power systems and their associated and ongoing technical services, as well as technology licensing to third parties. ORPC is seeking an initial round of $10 million of new investment, which will be matched by $4.7 million of unused government funding. These funds will be used to expand the ORPC team, notably adding senior managers to develop industry-leading supply chain management and marketing and sales teams, and to successfully deploy and benchmark performance of the first commercial RivGen® and TidGen®4 power systems. ORPC management believes these accomplishments will allow ORPC to capitalize on the dynamic and highly favorable market forces that are creating game-changing business opportunities and will put ORPC is a very favorable position to secure a final $15 million round of funding in 2020 at a higher Company valuation. ORPC management believes this final round will propel ORPC to positive cash flow by 2022, with dramatically increasing profitability thereafter.

Learn more about ORPC at www.ORPC.co.

Be a Part of ORPC

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Ocean Renewable Power Company, Inc., doing business as ORPC. Up to $1,069,992.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by June 14, 2019 at 12:00pm ET. If the total doesn't reach its *target*, then your money will be refunded. ORPC may issue additional securities to raise up to $9,999,990, the offering's *maximum*.

$2,310 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,689,322 shares × $22.00 per share
= $37,165,084 implied valuation

Financials

ORPC's official name is Ocean Renewable Power Company, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

ORPC's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form C on March 14, 2019

Ask ORPC a Question

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.